Exhibit 5.1
BINGHAM McCUTCHEN LLP
One Federal Street
Boston, MA 02110
(617) 951-8000
December 6, 2010
Evergreen Solar, Inc.
138 Bartlett Street
Marlboro, MA 01752
Ladies and Gentlemen:
     We have acted as counsel to Evergreen Solar, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) up to $100,000,000 aggregate principal amount of 4% Convertible Subordinated Additional Cash Notes due 2020 of the Company (the “New 4% Notes”), to be issued in exchange (the “4% Exchange Offer”) for up to an aggregate principal amount of $200,000,000 of the outstanding 4% Senior Convertible Notes due 2013 of the Company (the “Existing 4% Notes”), (ii) up to $165,000,000 aggregate principal amount of 7.5% Convertible Senior Notes due 2017 of the Company (the “New 7.5% Notes” and, together with the New 4% Notes, the “New Notes”), to be issued in exchange (the “13% Exchange Offer” and, together with the 4% Exchange Offer, the “Exchange Offers”) for an equal aggregate principal amount of the outstanding 13.0% Convertible Senior Secured Notes due 2015 of the Company (the “Existing 13% Notes” and, together with the Existing 4% Notes, the “Existing Notes”) and (iii) the shares (the “Conversion Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable upon conversion of the New Notes.
     The New 4% Notes are to be issued pursuant to a First Supplemental Indenture (the “4% Supplemental Indenture”), to be entered into by and between the Company and U.S. Bank National Association, as Trustee thereunder (the “Trustee”) and the Indenture, to be entered into by and between the Company and the Trustee (the “4% Base Indenture”). The 7.5% Notes are to be issued pursuant to an Indenture (the “7.5% Indenture” and, together with the 4% Base Indenture as supplemented by the 4% Supplemental Indenture, the “Indentures”) to be entered into by and between the Company and the Trustee. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Indentures. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as to the validity of the New Notes and the issuance of the Conversion Shares upon conversion of the New Notes.
     In connection with this opinion, we have examined originals or copies of: the Registration Statement; the Indentures and the form of the New Notes. In addition, we have examined such other corporate and public records and agreements, instruments, certificates and other documents as we have deemed necessary or appropriate for purposes of this opinion. The Indentures and the New Notes are referred to herein collectively as the “Transaction Documents.”
     We have reviewed the corporate proceedings taken by the Company with respect to the registration and authorization of issuance of the New Notes and the Conversion Shares. We have examined and relied upon originals or copies of such records, instruments, certificates, memoranda, and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.
     We have assumed that the New Notes will be issued pursuant to Indentures, entered into by the Company and the Trustee, substantially in the form of the form of the Indentures filed as Exhibits 4.1, 4.2 and 4.5 to the Registration Statement, and such New Notes will be in the form of such New Notes contained in or approved in accordance with such Indentures, such New Notes will have been duly executed, issued and delivered on the part of the Company, and authenticated by the Trustee pursuant to the applicable Indenture and that, at the time any New Notes are so issued, the related Indenture will have been executed and delivered by, and will constitute a valid, binding, enforceable agreement of, the Company and the applicable Trustee party thereto. We have further assumed that any Conversion Shares issued pursuant to the Registration Statement from time to time will not exceed the maximum authorized number of shares of Common Stock under the Company’s Certificate of Incorporation, as the same may have been amended, minus that number of shares of Common Stock that may have been issued and are outstanding, or are reserved for issuance for other purposes, at such time.
     The opinion set forth below relating to the validity, binding effect and enforceability of the New Notes is subject to the following general qualifications:
     (i) the enforceability of any obligation of the Company may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and
     (ii) the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
     This opinion is limited solely to (i) the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws and (ii) the internal, substantive laws of the State of New York as applied by courts located in New York.
     Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that:
     1. When executed and authenticated in accordance with the provisions of the applicable Indenture and delivered in exchange for the Existing Notes in accordance with the applicable Indenture and the Exchange Offers, the New Notes will be entitled to the benefits of the Indenture and will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     2. The Conversion Shares have been duly authorized and, when issued upon conversion of the New Notes, will be validly issued, fully paid and non-assessable.
     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to this firm under the heading “Legal matters” in the related prospectus. In rendering this opinion and giving this consent, we do not admit that we are “experts” within the meaning of the Securities Act.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP